Exhibit 99.1

Titan Pharmaceuticals, Inc.

Company:	Media/Investors:
Robert Farrell	Jennifer Beugelmans
Executive Vice President & CFO	Pure Communications
650-244-4990	646-596-7473

FOR IMMEDIATE RELEASE

South San Francisco, CA – December 3, 2008 – Titan Pharmaceuticals, Inc. (AMEX:TTP) today announced that its Board of Directors has determined to delist and deregister the common stock as part of its previously announced plan to reduce expenses and operations to the minimal level necessary to enable the Company to continue its efforts to realize value for its remaining assets, particularly the Probuphine program. Accordingly, the Company will file a Form 25 with the Securities and Exchange Commission (“SEC”) on December 15, 2008 to voluntarily delist the company’s common stock from the American Stock Exchange.

The Company also intends to file a Form 15 with the SEC to voluntarily suspend its reporting obligations under the provisions of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As a result of filing the Form 15, the Company will no longer be required to file reports under the Exchange Act, including quarterly reports on Form 10-Q, annual reports on Form 10-K, and current reports on Form 8-K. In addition, the provisions of the Sarbanes Oxley Act of 2002 will no longer apply to the Company.

About Titan Pharmaceuticals

Titan Pharmaceuticals, Inc. (AMEX: TTP) is focused primarily on the late-stage development and commercialization of Probuphine, which utilizes Titan’s proprietary ProNeura long term drug delivery technology, and has demonstrated positive results in Phase 3 testing for treatment of opiate addiction. Products based on ProNeura technology can provide controlled drug release on an outpatient basis over extended periods of up to 6-12 months and may be useful for other potential treatment applications in which conventional treatment is limited by variability in blood drug levels and poor patient compliance. Titan also has two other products, gallium maltolate and DITPA, in earlier stages of development. For more information, please visit the Company’s website at www.titanpharm.com.

The press release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements include, but are not limited to, any statements relating to the Company’s development program and any other statements that are not historical facts. Such statements involve risks and uncertainties, including, but not limited to, those risks and uncertainties relating to difficulties or delays in development, testing, regulatory approval, production and marketing of the Company’s drug candidates, adverse side effects or inadequate therapeutic efficacy of the Company’s drug candidates that could slow or prevent product development or commercialization, the uncertainty of patent protection for the Company’s intellectual property or trade secrets, and the Company’s ability to obtain additional financing. Such statements are based on management’s current expectations, but actual results may differ materially due to various factors, including those risks and uncertainties mentioned or referred to in this press release.

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